For further information contact:	A. Ernest Whiton
Chief Financial Officer
ZOLL Medical Corporation
978-421-9655

FOR IMMEDIATE RELEASE

ZOLL Medical Corporation Announces
Second Quarter Results

        Chelmsford, MA, April 20, 2004 – ZOLL Medical Corporation (Nasdaq: ZOLL), a manufacturer of non-invasive cardiac resuscitation devices which provides pacing and defibrillation, today announced second quarter revenues of $50,761,000, an increase of 9% as compared to revenues of $46,589,000 in the second quarter of last year. Net income for the quarter was $1,558,000, or $0.17 per diluted share, compared to $2,755,000, or $0.30 per diluted share for the comparable prior year quarter, a decrease of 43%. These results are in line with guidance given earlier in the month.

        The Company experienced growth in most major markets during the second quarter. Total North American shipments increased 11% to $40.3 million as compared to the second quarter in the previous year. Equipment sales to the North American hospital market increased 17% to $21.1 million, as compared to the second quarter of 2003. North American pre-hospital sales increased 7% to $14.1 million over the same period a year ago. International sales remained relatively flat at $10.5 million as compared to the prior year quarter. AED Plus product sales were $7.0 million compared to $4.9 million in the second quarter of last year, an increase of 43%.

        Gross margins for the second quarter increased from 55% to 56% compared to the prior year. This improvement reflected a higher mix of AED’s and an overall lower mix of International equipment shipments.

        Commenting on the second quarter results, Richard A. Packer, President and Chief Executive Officer of ZOLL, observed, “As previously discussed, this was a weak quarter. The European spending environment was particularly soft and North American spending seems to be more sluggish than we had anticipated. However, in spite of a weak spending environment, we still experienced growth in important areas of the company. We continued to grow our U.S. military business with shipments of approximately $10.1 million. Excluding these military shipments, our second quarter North American Hospital shipments increased approximately 20% over the prior year. Our AED Plus product continued to gain momentum posting strong results over last year and modest sequential growth over a particularly strong first quarter.”

        Mr. Packer added, “Our plan for 2004 was to make significant investments in sales, marketing and R&D. In spite of the short term pressure this has put on earnings, we believe that these investments will pay off. However, we are closely monitoring the market environment and will adjust our spending levels should marketplace spending not improve over the next few quarters. In the short term, our efforts are focused on making existing investments pay off in increased growth. ”

        Mr. Packer concluded, “We look forward to improving performance as we move through the balance of the year. We expect International growth to resume and AED growth to continue. As we look toward 2005 we anticipate that better revenue growth coupled with only modest increases in spending will allow us to resume strong bottom line growth. We hope to see a much stronger spending environment in the North American EMS market in 2005. Additionally, we continue to be optimistic that recent investments made to broaden our portfolio of resuscitation related products will add to our growth in the coming years. We continue to be optimistic about our opportunities to drive growth in the overall resuscitation market.”

About ZOLL Medical Corporation
ZOLL Medical Corporation (NASDAQ: ZOLL), with worldwide headquarters in Chelmsford, Massachusetts, designs, manufactures, and markets non-invasive cardiac resuscitation solutions. These solutions include pacing and defibrillation devices (ZOLL’s M Series™ and AED Plus™, and LIFECOR, Inc.‘s LifeVest™ Wearable Defibrillator), circulatory assist devices (Advanced Circulatory Systems, Inc.’s ResQPOD™ Circulatory Enhancer and Revivant Corporation’s AutoPulse™); and a unique fluid resuscitation product called the Power Infusor®, manufactured by Infusion Dynamics, a division of ZOLL. These devices help health care professionals, emergency medical service providers, and first responders diagnose and treat cardiac arrest wherever it occurs. Through its subsidiary ZOLL Data Systems, ZOLL also designs and markets software that automates the collection and management of both clinical and non-clinical data. ZOLL has operations in the United States, Canada, the United Kingdom, Germany, France, the Netherlands, and Australia, and business partners in all of the world's major markets. For more information about ZOLL, its products and partners, visit www.zoll.com or call 978-421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company’s business, anticipated growth in the North American EMS market, our anticipated spending levels, anticipated revenue growth in the International market and the AED market, our outlook for the remainder of the year and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 18, 2004, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company’s supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company’s products.

(Financial Results to Follow)

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 4, 2004	September 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 29,177	$ 40,780
Short-term investments	23,735	19,992
Accounts receivable, net	47,672	47,906
Inventory	38,172	34,388
Prepaid expenses and other current assets	5,312	5,042
Total current assets	144,068	148,108
Property and equipment, net	24,461	23,046
Other assets, net	31,269	20,942
	$199,798	$192,096
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 13,580	$ 12,204
Accrued expenses and other liabilities	21,427	22,399
Total current liabilities	35,007	34,603
Deferred income taxes	1,502	1,502
Total stockholders' equity	163,289	155,991
	$199,798	$192,096

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share and share data)

	Three Months Ended		Six Months Ended
	April 4, 2004	March 30, 2003	April 4, 2004	March 30, 2003
Net sales	$ 50,761	$ 46,589	$ 101,603	$ 89,681
Cost of goods sold	22,258	21,146	44,397	41,188
Gross profit	28,503	25,443	57,206	48,493
Expenses:
Selling and marketing	18,236	15,168	35,992	29,397
General and administrative	3,552	3,214	6,737	6,210
Research and development	4,680	3,644	9,020	6,700
Total expenses	26,468	22,026	51,749	42,307
Income from operations	2,035	3,417	5,457	6,186
Other income	291	695	870	1,330
Income before taxes	2,326	4,112	6,327	7,516
Taxes	768	1,357	2,088	2,480
Net income	$ 1,558	$ 2,755	$ 4,239	$ 5,036
Earnings per share:
Basic	$ 0.17	$ 0.30	$ 0.46	$ 0.56
Diluted	$ 0.17	$ 0.30	$ 0.46	$ 0.55
Weighted average common shares:
Basic	9,160,000	9,034,000	9,132,000	9,001,000
Diluted	9,339,000	9,247,000	9,278,000	9,197,000

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